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                                                                     Exhibit 8.2

April 16, 1999

PRIVATE AND CONFIDENTIAL

Board of Directors
Seagate Technology, Inc.
920 Disc Drive
Scotts Valley, California 95066

Board of Directors
Seagate Software, Inc.
915 Disc Drive
Scotts Valley, California 95066


Ladies and Gentlemen:

Re:  Exchange of Seagate Technology, Inc. shares for Seagate Software, Inc.
     shares

We have acted as tax advisors to Seagate Technology, Inc. ("Seagate Technology"), Seagate Software, Inc. ("Seagate Software") and Seagate Software Information Management Group Inc. ("SSIMG") in connection with the Canadian income taxation aspects of the share exchange transaction outlined below.

Scope of our opinion

We have been asked to give an opinion on the material Canadian income tax consequences for the exchange (the "Exchange") of vested and non-vested shares in Seagate Software for vested and on-vested shares in Seagate Technology, Inc. ("Seagate Technology"), a Delaware corporation. Our opinion also covers the material Canadian income tax consequences of an employee of SSIMG exercising vested Seagate Software stock options in order to participate in the Exchange. The Exchange will occur pursuant to the terms of the "Exchange Offer" contained in the Seagate Technology Registration Statement on Form S-4 (the "Registration Statement") to be filed in connection with this transaction, and approved by the Board of Directors of Seagate Technology on October 29, 1998, as evidenced by the minutes thereof (the Exchange Offer and board minutes will jointly be referred to hereafter as the "Plan of Reorganization").
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Opinion

Based upon and subject to the foregoing, the discussions (which are reproduced below) contained in the Registration Statement under the caption "Material Canadian Income Tax Consequences of Exchange of Shares" and in the "Canadian Consequences" section under the caption "Material Tax Consequences to Optionees", subject to the limitations and qualifications described therein, express our opinion as to the material Canadian income tax consequences of the exchange pursuant to the Exchange Offer effected in accordance with the terms of the Plan of Reorganization. Because this opinion is being delivered prior to the Effective Time of the exchange pursuant to the Exchange Offer, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the Canadian income tax consequences of the exchange pursuant to the Exchange Offer or that contrary positions may not be taken by Revenue Canada and the applicable Canadian provincial taxing authorities.

In addition, our opinion is subject to the limitations and qualifications expressed under the heading of "Material Income Tax Considerations of Exchange of Shares" and under the heading of "Material Tax Consequences to Optionees".

     Material Canadian Income Tax Consequences of Exchange of Shares

     The following discussion addresses the material Canadian income tax considerations that are generally applicable to Canadian resident holders of Seagate Software common stock exchanging their Seagate Software common stock for Seagate Technology common stock. Stockholders of Seagate Software should be aware that the following discussion does not deal with all Canadian income tax considerations that may be relevant to particular Seagate Software stockholders in light of their particular circumstances.

     The following discussion is based on the Canadian income tax laws as of the date hereof. Revenue Canada or an applicable Canadian provincial taxing authority is not precluded form adopting a contrary position. In addition, there is no assurance that future legislative, judicial or administrative changes or interpretations will not affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the exchange pursuant to the Exchange Offer to stockholders of Seagate Software participating in the Exchange Offer.

     The exchange pursuant to the Exchange Offer will be a taxable transaction for a Seagate Software stockholder resident in Canada. Any Canadian resident holder of shares of Seagate Software common stock would be considered to have disposed of the holder's shares of Seagate Software common stock for proceeds (expressed in Canadian dollars)
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     determined at the time of the exchange pursuant to the Exchange Offer equal to the fair market value of the shares of Seagate Technology common stock received. A gain or loss (being the difference expressed in Canadian dollars between the proceeds and the tax basis of the shares of Seagate Software common stock exchanged) may be realized on this disposition. Generally, where the Seagate Software common stock exchanged are held as investment property and were obtained by virtue of employment and the holder does not deal with shares and other securities in a manner similar to a trader or dealer of securities, the Seagate Software common stock exchanged would be considered capital property. in such a case, only three-quarter of the capital gain on the disposition of such shares would be taxable capital gains subject to income tax.

     The Department of Finance of Canada proposed in the Press Release #99-035 dated April 15, 1999 that tax-deferral treatment would be provided to taxpayers who dispose of shares of one foreign corporation for shares of another on a share-for-share exchange or foreign merger where the applicable share exchange occurs after 1997. This proposal would appear to be applicable to the exchange pursuant to the Exchange Offer resulting in the exchange not being a taxable transaction for a Seagate Software stockholder resident in Canada. However, even though it is likely that the proposal will become law some time in the future with retroactive effect, there is no guarantee that it will occur. Further, there is also no guarantee that there will not be associated restrictions or limitations enacted which would deny this tax-deferral treatment to some or all Seagate Software stockholders resident in Canada.

     The tax basis of the shares of Seagate Technology common stock received on the exchange pursuant to the Exchange Offer will be equal to the fair market value (expressed in Canadian dollars) of those shares determined at the time of the exchange pursuant to the Exchange Offer. The tax basis of each share of Seagate Technology common stock owned by the holder after the exchange pursuant to the Exchange Offer is equal to the total tax basis of all shares of Seagate Technology common stock (including those that are not obtained from the exchange pursuant to the Exchange Offer) owned by the holder divided by the total number of such shares owned.

     Material Tax Consequences to Optionees

     Canadian Consequences. A Canadian resident employee of Seagate Software or its Canadian subsidiary (the "Canadian Employer") who by virtue of his or here employment with the Canadian Employer obtained a stock option to acquire Seagate Software common stock and who exercises such vested option is generally required to include in his or her employment income the fair market value of the Seagate Software common stock so acquired (determined at the time of exercise) less the actual amount paid or to be paid by the employee to acquire those shares. As a result of the exercise, the tax basis of the shares so acquired is adjusted to equal the fair market value of the shares at the
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     time of the exercise. Where the employee also owns other Seagate Software common stock, the tax basis per share of the Seagate Software common stock is calculated as the total tax basis of all shares of Seagate Software common stock owned by the employee divided by the total number of such shares owned.

     Where an employee includes in his or her employment income a benefit from exercising a stock option, as discussed above, an offsetting deduction equal to 25% of the benefit may be available in computing his or her taxable income for the year of the exercise provide certain conditions are met. A Canadian resident employee of the Canadian Employer who exercises a stock option (obtained because of his or her employment with the Canadian Employer) to acquire Seagate Software common stock should be entitled to this deduction.

     Income tax and Canada Pension Plan premiums or Quebec Pension Plan premiums will be payable on this employment benefit arising form the exercise of the stock option. The Canadian Employer will generally withhold fomr the employee's future pay checks the amounts of income tax and Canada Pension Plan premiums of Quebec Pension Plan premiums arising from this benefit and remit them to Revenue Canada and, if appropriate, Revenu Qubec. Relief from such source withholding may be available where hardship to the employee would result.


The opinion has been delivered to you for the purposes of being included in documents to be filed with the United States Securities and Exchange Commission. We hereby consent to the filing of this opinion as such an exhibit. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material Canadian income tax consequences of the Reorganization, including the Offering Circular/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Yours sincerely,

Ernst & Young LLP